Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Roan Holdings Group Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary Shares, no par value per share	Rule 457(o)	$25,000,000	$0.00011020	$2,755
Total Offering Amounts				$25,000,000		$2,755
Total Fee Offsets						—
Net Fee Due						$2,755

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.